kpmg Consent of Independent Auditors We consent to the incorporation by reference in the registration statement (Nos. 333-266543, 333- 264779, 333-228905, 333-215937, and 333-205918) on Form S-8 of Lumentum Holdings Inc. of our report dated January 17, 2024, with respect to the consolidated financial statements of Cloud Light Optoelectronics Limited, which report appears in the Form 8-K/A of Lumentum Holdings Inc. dated January 17, 2024. /s/ KPMG Hong Kong, China January 17, 2024